LIST OF SUBSIDIARIES

Name                        State of Incorporation            Headquarters
----                        ----------------------            ------------

Opthalmic                         Nevada                 Fountain Hills, Arizona
International, Inc.


American Glaucoma, Inc.           Nevada                 Fountain Hills, Arizona


Arizona Glaucoma                  Arizona                Scottsdale, Arizona
Institute, Inc.

American Glaucoma                 Florida                Largo, Florida
Institute of Florida-
Clearwater, Inc.